Exhibit 99.2

Lavante, Inc.

Condensed Financial Statements

For the Nine Months Ended September 30, 2016 and 2015 (unaudited)

LAVANTE, INC.

Balance Sheets

	September 30, 2016	December 31, 2015
ASSETS	(unaudited)

Current assets
Cash and cash equivalents	$118,173	$582,284
Restricted Cash	—	150,000
Accounts receivable, net	148,798	412,595
Prepaid expenses	127,074	139,840

Total current assets	394,045	1,284,719

Property and equipment, net	97,382	154,792

Total assets	$491,427	$1,439,511

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$503,861	$304,616
Accrued expenses	939,314	414,047
Deferred revenue	472,626	702,180
Warrant derivative liability	225,000	—
Line of credit	—	150,000
Note payable, current portion	—	248,311
Convertible notes payable	6,940,000	4,000,000

Total current liabilities	9,080,801	5,819,154

Warrant derivative liability	—	54,762

Total liabilities	9,080,801	5,873,916

Stockholders’ equity (deficit)
Convertible preferred stock, $0.001 par value; 40,689,656 shares authorized; 39,655,172 shares designated, issued and outstanding (aggregate liquidation preference of $9,250,000)	39,655	39,655
Common stock, $0.001 par value; 80,489,451 shares authorized, 23,498,656 and 23,483,864 shares issued and outstanding, respectively	23,498	23,483
Additional paid-in capital	29,466,348	29,391,776
Accumulated deficit	(38,118,875)	(33,889,319)

	(8,589,374)	(4,434,405)

	$491,427	$1,439,511

The accompanying notes are an integral part of these condensed financial statements.

Condensed Statements of Operations

Statements of Operations

(unaudited)

	2016	2015
Revenues	$2,119,146	$1,982,165
Cost of revenues	986,920	1,163,242

Gross profit	1,132,226	818,923
Operating expenses
General and administration	810,159	975,682
Sales and marketing	2,267,710	2,457,933
Research and development	1,820,642	1,445,974

Total operating expenses	4,898,511	4,879,589
Other expense, net	(463,271)	(114,570)

Net loss	$(4,229,556)	$(4,175,236)

The accompanying notes are an integral part of these condensed financial statements.

LAVANTE, INC.

Condensed Statements of Cash Flow

For the Nine Months Ended September 30, 2016 and 2015

	2016	2015
	(unaudited)
Cash flows from operating activities
Net loss	$(4,229,556)	$(4,175,236)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	57,410	62,142
Stock-based compensation expense	74,385	85,653
Amortization of discount on notes payable	2,653	20,905
Preferred stock warrant put option, non-cash interest expense	170,238	—
Changes in operating assets and liabilities
Accounts receivable	263,797	69,670
Prepaid expenses	12,766	(34,333)
Accounts payable	199,245	(157,807)
Accrued expenses	525,267	348,893
Deferred revenue	(229,554)	289,941
Long-term liabilities	—	(9,551)

Net cash used in operating activities	3,153,349	(3,499,723)
Cash flows from investing activities
Purchase of property and equipment	—	(100,845)
Cash flows from financing activities
Issuance of preferred stock, net of issuance costs	—	(436)
Issuance of common stock	202	—
(Increase) decrease in restricted cash	150,000	—
Repayment of line of credit, net	(150,000)	(9,197)
Payments on note payable	(250,964)	(220,503)
Borrowings on bridge loan	2,940,000	2,500,000

Net cash provided by financing activities	2,689,238	2,269,864
Net increase (decrease) in cash and cash equivalents	(464,111)	(1,330,704)
Cash and cash equivalents at beginning of year	582,284	1,914,706

Cash and cash equivalents at end of year	$118,173	$584,002

Non-cash financing activities
Conversion of preferred stock to common stock	$—	$—
Conversion of notes payable to preferred stock	$—	$—
Supplemental disclosures of cash flow information
Cash paid for income taxes	$—	$—
Cash paid for interest	$16,289	$51,015

The accompanying notes are an integral part of these condensed financial statements.

LAVANTE, INC.

Notes to Financial Statements

For the Nine Months Ended September 30, 2016 and 2015 (unaudited)

1.      Operations and Summary of Significant Accounting Policies

Operations

Lavante, Inc., formerly Audit Solutions, Inc., (the “Company”) was incorporated in Delaware on October 1, 2007, in connection with the conversion from a limited liability company to a corporation. Effective April 1, 2009, Audit Solutions, Inc. was re-named Lavante, Inc. The Company is a leader in cloud-based supplier management and recovery software. These services help Fortune 1000 companies enhance productivity and cash flow by automating communications with their supply chain vendors and by creating automated methods to reclaim and prevent profit loss associated with typical transaction errors in the procure-to-pay process. Currently, the Company’s business is primarily focused on North American clientele.

Liquidity

The Company has incurred operating losses since its incorporation and conversion from a limited liability company. To date, the Company has relied on equity and debt financing in order to fund operating losses. During the nine months ended September 30, 2016 and 2015, the Company borrowed approximately $3.0 million and $2.5 million, respectively, for working capital needs. As discussed in Note 11, in October 2016 the Company merged with a wholly owned subsidiary of PRGX USA, Inc. for cash consideration of $4.25 million.

Unaudited interim financial data

The accompanying condensed balance sheet as of September 30, 2016, and the condensed statements of operations, and cash flows for the nine months ended September 30, 2016 and 2015, and the related information contained within the notes to the condensed financial statements are unaudited.

The interim condensed financial statements have been prepared on the same basis as the 2015 annual audited financial statements and, in the opinion of management, reflect all adjustments, consisting of normal and recurring adjustments, necessary for the fair presentation of the Company’s financial position at September 30, 2016 and results of its operations and its cash flows for the nine months ended September 30, 2016 and 2015. The results for the nine months ended September 30, 2016 are not necessarily indicative of results to be expected for the year ending December 31, 2016 or any other interim or future period.

Revenue recognition

The Company derives its revenue from services it provides to its customers. Revenues are derived from contingency-based and/or fixed fee accounts payable and vendor statement recovery audit services as well as supplier information management software license subscriptions (the “Services”).

Revenue generated from the Services is recognized as the related services are performed, provided there is persuasive evidence of an arrangement, the fee is fixed or determinable, services have been delivered and collection of the resulting receivable is reasonably assured.

Contingency-based services are considered delivered when identified recoveries are presented to or accepted by the customer, depending on the terms of the contract. For contingency-based services where revenue is recognized upon presentation of identified recoveries to customers, the Company establishes an allowance for estimated recoveries presented which may ultimately be rejected. Such estimates are made primarily based on historical rejection rates.

The Company derives its software license subscription revenue from the sale of subscriptions relating to customers accessing the Company’s on-demand application service. The Company’s subscription agreements typically span one to three years. Customers do not contractually have the right to take possession of the software supporting the on-demand application. Subscription revenues are recognized ratably over the contractual term of the arrangement beginning on the date the service is made available to the customer, assuming all revenue recognition criteria have been met.

1.      Operations and Summary of Significant Accounting Policies (continued)

Revenue recognition (continued)

For arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are generally combined with the final deliverable within the arrangement and treated as a single unit of accounting. Revenue for arrangements treated as a single unit of accounting is generally recognized over the subscription services period, which is considered the final deliverable.

In determining whether professional services have standalone value can be accounted for separately from subscription services, the Company considers the availability of the professional services from other vendors, the nature of the professional services and whether subscriptions are sold to new customers without professional services.

When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price. Accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence (“VSOE”) of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence (“TPE”) of selling price is used to establish the selling price if it exists. VSOE and TPE do not currently exist for any of the Company’s deliverables. Accordingly, the Company allocates the arrangement fee to the separate units of accounting based on its best estimate of selling price. Best estimate of selling price is based on overall pricing objectives, taking into consideration market conditions and entity-specific factors.

Concentrations and other risks

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high quality financial institutions. Periodically, such balances may be in excess of federally insured limits.

At December 31, 2015, two customers accounted for a total 53% of accounts receivable. During 2015, two customers accounted for 22% of revenue. At September 30, 2016, one customer accounted for 85% of accounts receivable. No other customers accounted for more than 10% of accounts receivable or revenue as of December 31, 2015, and September 30, 2016 or for the year and period then ended.

Cash and cash equivalents

The Company considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash or cash equivalents.

1.      Operations and Summary of Significant Accounting Policies (continued)

Accounts receivable

Accounts receivable are derived from revenue earned from customers located in the U.S. and Canada. The Company performs ongoing credit evaluations of customers’ financial condition and periodically evaluates its outstanding accounts receivables and establishes an allowance for doubtful accounts based on the Company’s historical experience, the current aging and circumstances of account receivables and general economic conditions. Accounts are written off by the Company when it has been determined that all available collection avenues have been exhausted. The Company does not require collateral from customers. At December 31, 2015 and September 30, 2016, management had established an allowance for doubtful accounts of $38,707 and $38,706, respectively. The Company also established an allowance for estimated recoveries which may ultimately be rejected when presented to customers under contingency-based agreements. This allowance has been estimated using historical recovery data. At December 31, 2015 and September 30, 2016, the allowance for estimated recoveries was $84,526 and $110,079, respectively.

Property and equipment

Computer equipment and software, office equipment and furniture and fixtures are recorded at cost and are depreciated using the straight-line method over the estimated useful lives, which range from three to seven years. Leasehold improvements are recorded at cost and amortized using the straight-line method over the shorter of the life of the assets or the remaining period of the applicable facility lease excluding renewal provisions. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements and improvements are capitalized. Gains and losses from disposals are included in operations as incurred.

Other assets

Other assets are comprised of deposits on property leases.

Long-lived assets

The carrying value of the long-lived assets is reviewed on a regular basis for the existence of facts, both internally and externally, that may suggest impairment. The Company recognizes impairment losses whenever events or circumstances result in the carrying amount of the assets exceeding the sum of the expected future cash flows associated with such assets. The measurement of the impairment losses to be recognized is based on the difference between the discounted cash flows from such assets and the carrying amounts of the assets.

Research and development

The Company’s research and development costs incurred internally to develop computer software products it licenses to customers are charged to expense as incurred until technological feasibility is reached for the product. Once technological feasibility is reached, all software costs should be capitalized until the product is made available for general release to customers.

Costs incurred to develop on-demand application services are charged to expense until the preliminary product stage has been completed. Capitalization of on-demand application services costs should be capitalized until the application is substantially complete and ready for its intended use.

Judgment is required in determining when technological feasibility is established or when the preliminary product stage is completed. Management believes the time period from reaching technological feasibility until the time of general product release (for licensed software), or from the conclusion of the preliminary project stage until the application is substantially complete and ready for its intended use (for on-demand application services), is very short. In addition, the Company’s estimated useful life of such capitalized costs is one year or less, and accordingly, all such costs are charged to research and development expense as incurred.

1.      Operations and Summary of Significant Accounting Policies (continued)

Management estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Stock-based compensation

The Company has a stock incentive plan under which incentive stock options are granted, primarily to employees. The fair value of each employee stock option is estimated on the date of grant using the Black Scholes option pricing model. The model requires management to make a number of assumptions, including expected volatility of the Company’s stock, expected life of the option, risk-free interest rate and expected dividends.

Stock-based compensation expense recognized in the Company’s condensed financial statements is based on awards that are expected to vest. These expense amounts have been reduced by using an estimated forfeiture rate. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company evaluates the assumptions used to value stock awards on an annual basis.

Share-based awards issued to non-employees are recognized as expense over the requisite service period at their then current fair value.

Income taxes

The asset and liability method is used in accounting for deferred income taxes. Under this method, deferred income taxes are provided for differences between the carrying amount of assets and liabilities for financial reporting and tax purposes, using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. These differences result primarily from loss carry-forwards for financial reporting and tax purposes at each year-end. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods and adjustment for change in control.

The Company is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The Company has analyzed its inventory of tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction), and has concluded that it has no uncertain tax positions for which a reserve is required.

Fair value measurements

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs within the fair value hierarchy. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

1.      Operations and Summary of Significant Accounting Policies (continued)

Fair value measurements (continued)

The following methods and assumptions were used to estimate the fair value of financial instruments:

•	Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The category within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

2.      Property and Equipment

Property and equipment consisted of the following:

	September 30,	December 31,
	2016	2015
Computer equipment	$226,830	$226,830
Office equipment	72,287	72,287
Computer software	10,538	10,538

	309,655	309,655
Less accumulated depreciation	(212,273)	(154,863)

Net property and equipment	$97,382	$154,792

Depreciation and amortization expense for the nine months ended September 30, 2016 and 2015 was $57,410, and $62,142, respectively.

3.      Borrowing Arrangements

Lines of credit

The Company maintained a loan and security agreement with Avidbank Corporate Finance, a division of Avidbank (the “Agreement”) which provided for a revolving line of credit with maximum borrowings of up to $150,000. The interest rate was the greater of the prime rate plus 2.5% or 5.75%. Borrowings under the Agreement were collateralized by substantially all of the Company assets except for intellectual property and the Company maintained compensating restricted cash of $150,000 as of December 31, 2015. As of December 31, 2015, the Company had $159,109 of borrowings and accrued interest outstanding under this line of credit. The Agreement expired on February 24, 2016.

Note payable

On September 30, 2013, the Company entered into a loan and security agreement with Costella Kirsch V, L.P. (the “CK Agreement”). The CK Agreement provides for maximum borrowings of up to $1,500,000 based on achievement of certain financial milestones and expired on September 30, 2016. The interest rate is 13%. Borrowings under the CK Agreement are collateralized by substantially all of the Company assets except for cash and accounts receivable. As of December 31, 2015, the Company had $248,311 of borrowings outstanding under this term loan. The borrowings were repaid during the nine months ended September 30, 2016.

The CK Agreement provides for the ability to earn warrants to purchase up to $150,000 of Company’s stock. As of December 31, 2015 and September 30, 2016, warrants to purchase up to $90,000 of Series AA preferred stock have been earned. Each warrant includes a put option whereby Costella Kirsch may sell the warrant back to the Company coincident with a liquidity event or termination of the warrant. The current put amount is equal to $225,000. The Company estimated the fair value of the warrant derivative liability using the Black-Scholes option pricing model. The initial fair value of the warrant derivative liability was $52,343 and recorded as a discount against the associated notes payable. As of December 31, 2015, the fair value of the warrant derivative liability was $54,762. Amortization of the discount on note payable is computed using the straight line method over the note term and is included in interest expense in the accompanying statements of operations. The straight line method of amortization is not materially different than the effective interest method. Amortization of the discount for the nine months ended September 30, 2016 and 2015 totaled $2,653 and $20,905, respectively.

During the nine months ended September 30, 2016, the Company evaluated the outstanding warrant and associated put option concluding, based upon the fair market value of the Company’s stock, it was probable the holder would exercise the put. Accordingly, the Company remeasured the warrant derivative liability to the expected put option value of $225,000. The put option was settled in full in conjunction with the merger discussed in Note 11.

Convertible notes payable

During the nine months ended September 30, 2016, the Company issued various convertible promissory notes payable to preferred stockholders totaling $2,940,000. The notes accrue interest at 6% per annum with twelve month maturities. In March 2016, the maturity dates were subsequently extended to various dates in October and December 2017. The notes are convertible into shares of the Company’s preferred stock in the event the Company issues and sells shares of preferred stock prior to the maturity date of the notes in a qualified financing (excluding the conversion of the notes), as defined in the note agreements. The conversion price of the notes is equal to the lowest price paid for the shares issued by the Company in the qualified financing.

3.      Borrowing Arrangements (continued)

During June, October, and December 2015, the Company issued convertible promissory notes payable to preferred stockholders totaling $2,500,000, $1,000,000, and $500,000, respectively. The notes accrue interest at 6% per annum with six month maturities. The notes are convertible into shares of the Company’s preferred stock in the event the Company issues and sells shares of preferred stock prior to the maturity date of the notes in a qualified financing (excluding the conversion of the notes), as defined in the note agreements. The conversion price of the notes is equal to the lowest price paid for the shares issued by the Company in the qualified financing.

Convertible notes payable outstanding as of September 30, 2016 and December 31, 2015 totaled $6,940,000 and $4,000,000, respectively. Accrued interest totaling $336,523 and $92,548 is included in accrued expenses in the accompanying balance sheets as of September 30, 2016 and December 31, 2015, respectively.

As discussed in Note 11, all outstanding convertible notes payable were converted to preferred stock in conjunction with the merger.

4.      Fair Value Measurements

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis at:

	December 31, 2015
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Warrant liability	$54,762	—	—	$54,762

	September 30, 2016
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Put option liability	$225,000	—	—	$225,000

As discussed in Note 3, in September 2013, in conjunction with the issuance of notes payable, the Company issued warrants to purchase up to $90,000 of Series AA preferred stock. The exercise price is subject to adjustment and the warrants may be exercised without cash consideration in lieu of forfeiting a portion of shares. In addition, the holders may exercise a put option of a minimum of $225,000 in lieu of exercising the warrants. Accordingly, the Company recognized a derivative liability at fair value upon issuance of the warrants. The Company estimated the fair value of the derivative liability using the Black-Scholes option pricing model. The fair value of the derivative liability as of December 31, 2015 was estimated using the following assumptions:

Expected volatility	40.4%
Risk free rate	1.55%
Dividend yield	0%
Expected term (in years)	4.75

The assumptions utilized were derived in a similar manner as discussed in Note 6 related to the fair value of stock options. The fair value of the derivative liability as of September 30, 2016 was determined based upon the minimum amount to be settled upon exercise of the put option and was the amount settled during the merger agreement discussed in Note 11.

4.      Fair Value Measurements (continued)

The Company revalues the derivative liability at the end of each reporting period using the same models as at issuance, updated for new facts and circumstances, and recognizes the change in the fair value in the statements of operations as other income (expense). The following sets forth a summary of changes in fair value of the Company’s level 3 liabilities measured on a recurring basis:

Stock Warrant
Liability
Balance at December 31, 2015	$54,762
Change in fair value	170,238

Balance at September 30, 2016	$225,000

5.      Stockholders’ Equity

Common stock

The Company has reserved the following shares of common stock for future issuance as of September 30, 2016:

Convertible Series AA preferred stock	24,137,930
Convertible Series AB preferred stock	13,793,104
Convertible Series A-2 preferred stock	1,724,138
Warrants to purchase convertible preferred stock	1,034,484
Options to purchase common stock	12,843,533
Options available for future issuance	3,326,138

Total common stock reserved for future issuance	56,859,327

Preferred stock

At September 30, 2016, Preferred Stock consisted of the following:

	Number of Shares Designated	Number of Shares Issued and Outstanding	Liquidation Preference
Series AA	25,172,414	24,137,930	$7,000,000
Series AB	13,793,104	13,793,104	2,000,000
Series A-2	1,724,138	1,724,138	250,000

	40,689,656	39,655,172	$9,250,000

A complete description of the rights, preferences, privileges, and restrictions of the convertible preferred stock are included in the amended and restated certificate of incorporation.

Each share of preferred stock is convertible, at the option of the holder, at any time after the date of issuance, into such number of fully paid and nonassessable shares of common stock as is determined by dividing (i) $0.145 in the case of Series AA, (ii) $0.145 in the case of Series AB, (iii) $0.145 in the case of Series A-2 by the conversion price in effect.

5.      Stockholders’ Equity (continued)

Each share of preferred stock will automatically be converted into common stock upon the earlier of (i) a vote or written request from at least a majority of holders of the then outstanding preferred stock; and (ii) the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, in which the Company receives at least $30,000,000 in gross proceeds and the price per share is at least $0.725.

Holders of preferred stock are entitled to one vote for each share of common stock into which their shares can be converted.

Holders of Series AA, Series AB and Series A-2 preferred stock, in preference to holders of common stock, are entitled to receive dividends at the rate of 0.0116 cents ($0.0116) per annum on each outstanding share, respectively. The dividends are non-cumulative and are payable when, as, and if declared by the board of directors. As of September 30, 2016, no dividends have been declared or paid.

Upon any liquidation event and before any distribution or payment is made to the holders of common stock, the holders of Series AA, Series AB and Series A-2 preferred stock will be entitled to receive an amount equal to $0.29, $0.145, $0.145, per share, respectively, plus all declared but unpaid dividends. Thereafter, any remaining assets available for distribution will be distributed to the holders of common stock and preferred stocks pro rata, at an as-if converted basis.

Warrants

Warrants to purchase 259,788 shares of Series B preferred stock were issued in connection with convertible promissory notes in October 2010. During 2013, following the aforementioned recapitalization of preferred stock; the warrants were revised to allow for the purchase of 124,894 shares of Series B-1 preferred stock. During 2014, the warrants were revised to allow for the purchase 131,467 shares of common stock. The warrants were exercisable at $1.20 per share through October 2015 when they expired.

Warrants to purchase an exercise quantity equal to $90,000 worth of shares of Series AA preferred stock were issued in connection with a term loan in September 2013. The warrants are exercisable at $0.145 per share through September 2020. These warrants were outstanding at September 30, 2016.

6.      Stock Incentive Plan

In 2008, the Company authorized the 2008 Stock Incentive Plan (the “2008 Plan”). The 2008 Plan authorizes the granting of common stock options. The exercise price of all common stock options granted is the fair value of the Company’s common stock at the date of grant as determined by the board of directors. The common stock options typically vest over a four year period and expire ten years from the grant date. Restricted stock issued to consultants and directors vest based on time and/or performance criteria.

6.       Stock Incentive Plan (continued)

Activity under the 2008 Plan is as follows:

	Shares Available For Grant	Number of Shares Outstanding	Weighted Average Exercise Price Per Share
Balance at September 30, 2015	3,254,930	12,929,533	$0.02
Options granted	(95,000)	95,000	$0.01
Exercised	—	(14,792)	$0.01
Expired	166,208	(166,208)	$0.03

Balance at September 30, 2016	3,326,138	12,843,533	$0.02

Total vested and expected to vest shares		11,194,959	$0.02

The following table summarizes information with respect to stock options outstanding at September 30, 2016:

Options Outstanding			Options Exercisable
Exercise Price Per Share	Shares Outstanding	Weighted Average Remaining Contractual Life (in years)	Shares Exercisable	Weighted Average Exercise Price Per Share
$0.014	9,703,724	8.17	4,257,411	$0.014
$0.05	3,139,809	4.22	2,904,795	$0.05

	12,843,533	6.57	7,162,206	$0.05

Stock-based compensation

Employee stock-based compensation recognized in the nine months ended September 30, 2016 and 2015 was as follows:

	2016	2015
Cost of revenues	$6,749	$7,780
Operating expenses
General and administration	44,442	47,320
Sales and marketing	13,087	13,037
Research and development	10,107	17,516

Total employee stock-based compensation expense	$74,385	$85,653

No income tax benefit has been recognized relating to stock-based compensation expense during the nine months ended September 30, 2016. As of September 30, 2016, there was total unrecognized compensation costs of $129,380 related to these stock options. These costs are expected to be recognized over a period of approximately 2.07 years.

6.      Stock Incentive Plan (continued)

Stock-based compensation (continued)

During the nine months ended September 30, 2016 and 2015, the Company granted stock options to employees and directors with weighted-average grant date fair values of $0.03 and $0.04 per share, respectively. The fair value of employee stock options granted was estimated using the following weighted-average assumptions for the nine months ended September 30, 2016 and 2015:

	2016	2015
Expected volatility	41%	40%
Risk free rate	1.3%	1.7%
Dividend yield	0%	0%
Expected term (in years)	6.05	6.11

The expected term of the options is based on the average period the stock options are expected to remain outstanding based on the option’s vesting term and contractual terms. The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. Forfeitures were estimated based on historical experience.

Non-employee stock-based compensation

The Company occasionally issues non-qualified stock options to non-employees. Such options are issued for services provided by non-employees with vesting terms commensurate with employee options. The fair values of non-employee stock options are determined using the Black-Scholes option pricing model using similar assumptions as employee options. During the nine months ended September 30, 2015, the Company granted 44,000 options to purchase common stock to non-employees with a weighted-average grant date fair value of $0.01 per share. No options were granted to non-employees in 2016. Stock-based compensation to non-employees was not significant during the nine months ended September 30, 2016 and 2015, and was included in operating expenses.

7.      Income Taxes

The Company’s provision for income taxes, included in other income (expense), net on the accompanying statements of operations, for the nine months ended September 30, 2016 and 2015 is as follows:

	2016	2015
State	$1,256	$1,256

Significant components of the Company’s net deferred tax assets are as follows:

	September 30,
	2016	2015
Deferred tax assets
Net operating losses	$13,587,882	$11,836,081
Research and development tax credits	306,782	286,613
Accruals and reserves	137,074	119,777
Deferred income	33,845	43,479
Fixed assets and intangibles	3,485	10,568

Gross deferred tax assets	14,069,068	12,296,518
Valuation allowance	(14,069,068)	(12,296,518)

Net deferred tax assets	$—	$—

7.       Income Taxes (continued)

Due to the Company’s lack of earnings history and cumulative losses, the net deferred tax assets have been fully offset by a valuation allowance as the Company believes it is more likely than not that the remaining deferred tax assets will not be realized.

At September 30, 2016, the Company had federal and state operating loss carryforwards of approximately $36,072,344 and $22,651,739, respectively, which will begin to expire in 2028 if not utilized. Utilization of the Company’s net operating loss credits may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. This annual limitation may result in the expiration of net operating loss and credits before utilization.

At September 30, 2016, the Company had approximately $358,154 and $386,984 of federal and state research and development credit carryforwards, respectively, available to offset future taxable income. If research and development credits are not utilized, the federal credit will begin to expire in 2029. The state research and development credits can be carried forward indefinitely.

At September 30, 2016, the Company has recorded a reserve for uncertain tax positions totaling $179,077 for federal and $193,492 for state research and development credits carryforwards through 2015. The research and development credit reserve is a reduction to the deferred tax assets, which is currently offset by a full valuation allowance. No adjustments to the liability for the uncertain tax position have been made due to the full valuation allowance.

Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense and were immaterial. The Company files income tax returns in the United States and various states. As of September 30, 2016, all tax years from 2013 through 2015 remain open in most jurisdictions. The Company is not currently under examination by income tax authorities in federal or state jurisdictions.

Although the timing of resolution and closure of audits is highly uncertain, the Company does not believe it is reasonably possible that the unrecognized tax benefits would materially change in the next twelve months.

8.      Commitments and Contingencies

Lease commitments

In August 2012, the Company entered into a new sublease agreement with a corporation to rent office space through September 2016 at $26,000 per month. In September 2016, the lease was extended through October 31, 2016 under the same terms. The Company is currently negotiating a new lease arrangement.

Rent expense under the Company’s leases for the nine months ending September 30, 2016 and 2015 was $290,226 and $304,777, respectively.

9.      Related Party

The Company had a consulting agreement with one of its directors whereby the director provided management advisory services for a fee of $2,250 per month. The arrangement was in effect since October 16, 2007 through January 31, 2016.

10.      Employee Benefits

Effective January 1, 2010, the Company adopted its 401(k) Plan. Under this Plan, eligible employees are allowed to defer up to 100% of their compensation, not to exceed the maximum annual contribution permitted by IRS regulations. The Company does not match employee contributions.

11.      Subsequent Events

Management evaluated subsequent events for possible impact on the condensed financial statements, including notes to these condensed financial statements through January 12, 2017, the date the condensed financial statements were available for issuance.

During October 2016, the Company issued short-term bridge notes payable to members of management totaling $177,500, and deferred salaries of certain members of management totaling approximately $180,000.

On October 31, 2016, the Company consummated a reverse triangular merger with a wholly owned subsidiary of PRGX USA, Inc., a subsidiary of PRGX Global, Inc. (collectively “PRGX”), whereby the Company continued as the surviving entity, as a wholly owned subsidiary of PRGX USA, Inc., in exchange for cash consideration of $4,250,000. The merger consideration is subject to customary working capital adjustments and contingent cash earnout consideration based upon revenue received from SIM services by PRGX and its subsidiaries, including the Company, through December 31, 2018.

Immediately prior to closing of the merger, outstanding convertible notes payable of the Company totaling $6,940,000 plus accrued interest totaling approximately $360,000 converted into shares of Series AC preferred stock.

No other subsequent events occurred that would have a material effect on the presentation of the Company’s condensed financial statements.